Table of Contents

Filed Pursuant to Rule 424(b)(5)

Registration No. 333-275974

PROSPECTUS

Intrusion Inc.

4,359,374 Shares of Common Stock, Warrants to Purchase 8,718,748 Shares of Common Stock and

Up to 8,718,748 Shares of Common Stock Underlying the Warrants

This prospectus relates to the resale from time to time by the Selling Securityholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Securityholders”) of up to an aggregate of 13,078,122 shares (the “Resale Shares”) of our common stock, par value $0.01 per share (“Common Stock”), issued to the Selling Securityholders on November 8, 2023 pursuant to the Purchase Agreement (as defined and described below), consisting of:

(i)	4,359,374 shares of Common Stock; and

(ii)	Warrants to purchase up to 8,718,748 shares of Common Stock issuable upon exercise of warrants having an exercise price of $0.60 per share (such shares issuable upon exercise, the “Warrant Shares” and such warrants, the “Warrants,” together with the Common Stock, the “Securities”).

This prospectus relates to the offer and resale from time to time by the Selling Securityholders of 8,718,748 Warrants.

Each of the Warrants will have an exercise period of 60 months from the date of issuance. The exercise price of the Warrants is $0.60 per share, subject to adjustments as set forth in the Warrant. We will not effect any exercise of the Warrants, and a Selling Securityholder shall not have the right to exercise any portion of the Warrant, to the extent that after giving effect to such issuance after exercise of the Warrant, the Selling Securityholder (together with their affiliates, and any other persons acting as a group together with the holder or any of their affiliates would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Warrants, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Warrant.

We sold the Securities to the Selling Securityholders pursuant to a Securities Purchase Agreement between us and the Selling Securityholders dated November 8, 2023, as more fully described in this prospectus (the “Purchase Agreement”). See “Recent Developments – Sale of Common Stock and Warrants” for a description of the Purchase Agreement and the Securities and the “Selling Securityholders” for additional information regarding the Selling Securityholders. The prices at which the Selling Securityholders may sell the Common Stock will be determined by the prevailing market price for the shares or in negotiated transactions.

We will not receive any of the proceeds from the sale of the Common Stock or Warrants owned by the Selling Securityholders but we will receive any proceeds from the exercise of the Warrants for cash. Each Warrant entitles the holder thereof to purchase two shares of our Common Stock at a price of $0.60 per share (the “Warrant Exercise Price”). If the price of our Common Stock remains below the Warrant Exercise Price, holders of the Warrants will be unlikely to cash exercise their Warrants, resulting in no cash proceeds to us. See “Use of Proceeds” beginning on page 14 of this prospectus. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities. See “Plan of Distribution” beginning on page 19 of this prospectus.

The Resale Shares represent a substantial percentage of our total outstanding Common Stock as of the date of this prospectus. The Resale Shares being offered for resale in this prospectus represent approximately 38% of our current total outstanding shares of Common Stock. The sale of all securities being offered in this prospectus could result in a significant decline in the public trading price of our Common Stock.

The Selling Securityholders may sell the shares of our Common Stock described in this prospectus in a number of different ways and at varying prices. Each of the Selling Securityholders may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

Our Common Stock is listed on the Nasdaq Capital Market under the symbols “INTZ”. On December 7, 2023, the closing price of our Common Stock was $0.284 per share as reported by Nasdaq.

There is no established trading market for the Warrants. We do not intend to list the Warrants on any securities exchange or other trading market. We do not expect an active trading market to develop for the Warrants. Without an active trading market, the liquidity of these securities will be limited.

We are a “smaller reporting company,” as defined under the U.S. federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our securities is speculative and involves a high degree of risk. You should carefully consider the risk factors beginning on page 11 of this prospectus before investing in our securities.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2023.

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ABOUT THIS PROSPECTUS

The registration statement of which this prospectus forms a part that we have filed with the Securities and Exchange Commission, or SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC before making your investment decision.

You should rely only on the information provided in this prospectus or in a prospectus supplement or any free writing prospectuses or amendments thereto. Neither we nor the placement agent have authorized anyone else to provide you with different information. We do not take any responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We are not offering to sell or seeking offers to purchase these securities in any jurisdiction where the offer or sale is not permitted. We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Unless the context otherwise requires, references in this prospectus to “Intrusion,” “the Company,” “we,” “us” and “our” refer to Intrusion, Inc. and our subsidiaries. Solely for convenience, trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights, or that the applicable owner will not assert its rights, to these trademarks and tradenames.

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PROSPECTUS SUMMARY

This prospectus summary highlights certain information about our company and other information contained elsewhere in this prospectus or in documents incorporated by reference. This summary does not contain all of the information that you should consider before investing in our securities. You should carefully read this entire prospectus, and our other filings with the SEC, including the following sections, which are either included herein and/or incorporated by reference herein, “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements incorporated by reference herein, before making a decision about whether to invest in our securities.

Company Overview

Our Business

Intrusion, Inc. is a cybersecurity company based in Plano, Texas. We offer our customers access to our exclusive threat intelligence database containing the historical data, known associations, and reputational behavior of over 8.5 billion Internet Protocol (“IP”) addresses. After years of gathering global internet intelligence and working exclusively with government entities, we released INTRUSION Shield, our first commercial product, in 2021.

For the fiscal years ended December 31, 2022 and 2021, we generated revenues of approximately $7,529,000 and $7,277,000, respectively, and reported net loss of approximately $16,229,000 and $18,802,000, respectively, and cash flow used in operating activities of approximately $13,190,000 and $16,557,000, respectively. For the nine months ended September 30, 2023 and 2022, we generated revenues of approximately $4,245,000 and $6,085,000, respectively, and reported net loss of approximately $11,074,000 and $11,035,000, respectively, and cash flow used in operating activities of approximately $4,779,000 and $9,557,000, respectively. As noted in our unaudited financial statements, as of September 30, 2023, we had stockholders’ deficit of $11,533,000 and working capital deficit of $14,813,000. As a result of our historical recurring losses from operations, negative cash flows from operations, net working capital deficiency as well as our dependence on equity and debt financings, there is a substantial doubt regarding our ability to continue as a going concern. See “Risk Factors-We have a history of operating losses, our management has concluded that there is substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the fiscal years ended December 31, 2022 and 2021.”

Our Solutions

INTRUSION Shield™

INTRUSION Shield, our newest cybersecurity solution is a Zero Trust reputation-based Security-as-a-Service (“SaaS”) solution that inspects and kills dangerous network (in and outbound) connections. What makes our approach unique is that INTRUSION Shield evaluates every packet and analyzes the IP addresses (source and destination), as well as domain information and the ports utilized and, when combined with other threat intelligence data reports, blocks malicious connections. Many breaches today are caused by Zero-Day and malware free compromises that may not trigger alarms in a traditional firewall or endpoint solution. INTRUSION Shield’s capabilities are designed to continuously evolve as the threats and landscape change over time. Unlike traditional industry approaches that rely heavily on signatures, complex rules, and human factors mitigation, which malicious actors and nation states have learned to bypass, INTRUSION Shield’s proprietary architecture isolates and neutralizes malicious traffic and network flows that existing solutions are ill equipped to handle.

In September 2022, we expanded the INTRUSION Shield product line to include the Shield Cloud and Shield End-Point solutions. The initial INTRUSION Shield offering released in early 2021, the Shield On-Premise solution, utilizes hardware and is placed behind a firewall in a data center. Shield Cloud extends the effectiveness of the Shield On-Premise solution to Infrastructure as a Service (IaaS), Platform as a Service (PaaS), SaaS and serverless resources in the public cloud. This product serves as a protective gateway to the cloud, providing both Zero Trust access to, and protecting outbound connections from, virtual hosts and serverless functions within the cloud. Shield Endpoint helps protect the network outside of the corporate enclave and data center to include protection for remote workers, mobile, and cloud devices. This product brings the network protection of the Shield On-Premise to these remote user devices establishing a Zero Trust network, both for intra-organization connectivity and external internet connectivity.

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INTRUSION TraceCop®

INTRUSION TraceCop is a big data tool with extensive IP intelligence canvassing the entire internet. It contains what we believe to be the largest existing repository of reputation information on known good and known bad active IP addresses (both IPv4 and Ipv6). TraceCop contains an inventory of network selectors and enrichments useful to support forensic investigations. The data contains a history of Ipv4 and Ipv6 block allocations and transfers, historical mappings of IP addresses to Autonomous Systems (ASNs) as observed through BGP, and approximately one billion historically registered domain names and registration context. TraceCop contains tens of billions of historic DNS resolutions of Fully Qualified Domain Names (FQDNs or hostnames) on each of these domains. Together, the resulting data shows relationships, hosting, and attribution for internet resources. TraceCop also contains web server surveys of content, such as natural language and topic of the content on hundreds of millions of websites and servers and OS fingerprints of services showing applications running on a given IP address. TraceCop also contains a history of threat and reputation for each hostname and IP address over time. All these features combine to create a very effective network forensics and cybersecurity analysis tool.

INTRUSION Savant®

INTRUSION Savant is a network monitoring solution that leverages the rich data available in TraceCop to identify suspicious traffic in real-time. Savant uses several original patents to uniquely characterize and record all network flows. Savant is a network reconnaissance and attack analysis tool used by forensic analysts in the DoD, Federal Government, and corporations with in-house threat research teams. For example, Savant users can create various automated rules to inspect packets matching (or not) certain criteria such as creating a rule to ensure the Source MAC address field in the Ethernet header and Source IP address from the IP header are always the same, failing which could indicate MAC or IP Spoofing in progress. Similarly, threat investigators can create rules using regular expressions to analyze multiple fields in the packet headers.

Our Intellectual Property and Licenses

Our success and our ability to compete are primarily dependent upon our proprietary technology. We principally rely on a combination of contractual rights, trade secrets and copyright laws to establish and protect our proprietary rights in our solutions. In addition, we have received two patents. We have also entered into non-disclosure agreements with our suppliers, resellers, and certain customers to limit access to and disclosure of our proprietary information. There can be no assurance that the steps taken by us to protect our intellectual property will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology, although it would be extremely difficult to replicate the proprietary and comprehensive internet databases we have developed over the past 26 years.

We have entered into software and solution license agreements with various suppliers. These license agreements provide us with additional software and hardware components that add value to our cybersecurity solutions. These license agreements do not provide proprietary rights that are unique or exclusive to us and are generally available to other parties on the same or similar terms and conditions, subject to payment of applicable license fees and royalties. We do not consider any of the solution license, software, or supplier agreements to be material to our business, instead, they are complementary to our business and offerings.

Our Competition

The market for network and data protection security solutions is intensely competitive and subject to frequent introductions of new technologies, and potentially improved price and performance characteristics. Industry suppliers compete in areas such as conformity to existing and emerging industry standards, interoperability with networking and other cybersecurity solutions, management and security capabilities, performance, price, ease of use, scalability, reliability, flexibility, features and technical support. Our principal competitors in the data mining and advanced persistent threat market include Niksun, NetScout, and Darktrace.

There are numerous companies competing in various segments of the data security market. At this time, we have little or no competitors for TraceCop; however, we believe competitors could emerge in the future. These competitors currently perform only a portion of the functions that we can perform with TraceCop. We have been continuously collecting the TraceCop data for more than twenty years, and we believe that none of our current or future competitors will have the ability to provide and reference this historical data. In our newest market segment, data mining and advanced persistent threat detection, we compete directly and indirectly with companies and open-source technologies in the firewall, intrusion detection and prevention, anti-virus, network analysis, endpoint protection, and insider threat prevention areas of cybersecurity technology.

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We believe the INTRUSION Shield product line is novel and unique in our industry because of our proprietary threat-enriched big data. We believe that our INTRUSION Shield family of solutions complement our customer’s existing cybersecurity processes and third-party solutions. If the INTRUSION Shield receives widespread acceptance in the market, we anticipate that other businesses will seek to compete with INTRUSION Shield; however, we believe our existing, mature, and proprietary database which is integral to the operation of INTRUSION Shield will be difficult, if not impossible, for other companies in our industry to replicate and will be a significant barrier to entry of competitors in the near- and long-term future of cyber security solutions.

Our Customers: Government Sales

Sales to U.S. government customers accounted for 65.8% of our revenues for the year ended December 31, 2022, compared to 71.4% of our revenue in 2021 and 45.8% of our revenues for the nine months ended September 30, 2023 compared to 66.8% of our revenue in the same period in 2022. We expect to continue to derive a substantial portion of our revenues from sales to governmental entities in the future as we continue to market our products and data mining products to the government, and we intend to market INTRUSION Shield not only to our long-standing governmental customer base but to expand our efforts to include more traditionally administrative and civilian governmental entities. Sales to government clients present risks in addition to those involved in sales to commercial customers that could adversely affect our revenues, including potential disruption due to irregularities in or interruptions to appropriation and spending patterns, delays in approving a federal budget and the government’s reservation of the right to cancel contracts and purchase orders for its convenience.

We make our sales under purchase orders and contracts. Our customers, including government customers, may cancel their orders or contracts with little or no prior notice and without penalty. Although we transact business with various government entities, we believe that the cancellation of any order in itself could have a material adverse effect on our financial results. Because we derive and expect to continue to derive a substantial portion of our revenue from sales to government entities, a large number of cancelled or renegotiated government orders or contracts could have a material adverse effect on our financial results.

Third-Party Products

We currently utilize commercially available computers and servers from various vendors which we integrate with our software products for implementation into our customer networks. We do not consider any of these third party relationships to be material to the Company’s business or results of operations.

Customer Services

Our solution sales may include installation, operation of our technology and threat data interpretation and reporting.

Sales, Marketing and Customers

Field Sales Force. Our sales organization focuses on major account sales, channel partners including distributors, value added resellers (VARs) and integrators; promotes our solutions to current and potential customers; and monitors evolving customer requirements. The field sales and technical support force provides training and technical support to our resellers and end users and assists our customers in designing cyber secure data networking solutions. We currently conduct sales and marketing efforts from our principal office in Plano, Texas.

Resellers. Resellers such as domestic and international system integrators and VARs sell our solutions as stand-alone solutions to end users and integrate our solutions with products sold by other vendors into network security systems that are sold to end users. Our field sales force and technical support organization provide support to these resellers. Our agreements with resellers are non-exclusive, and our resellers generally sell other products and solutions that may compete with our solutions. Resellers may place higher priority on products or solutions of other suppliers who are larger and have more name recognition, and there can be no assurance that resellers will continue to sell and support our solutions.

Foreign Sales. Export sales did not account for any revenue in 2022 and 2021.

Marketing. We have implemented several methods to market our solutions, including participation in trade shows and seminars, distribution of sales literature and solution specifications and ongoing communication with our resellers and installed base of end-user customers.

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Customers. Our end-user customers include United States (“U.S”) federal government, state and local government entities, large and diversified conglomerates, and manufacturing entities. Sales to certain customers and groups of customers can be impacted by seasonal capital expenditure approval cycles, and sales to customers within certain geographic regions can be subject to seasonal fluctuations in demand.

In 2022, 65.8% of our revenue was derived from a variety of U.S. government entities through direct sales and indirectly through system integrators and resellers. These sales are attributable to seven U.S. Government customers through direct and indirect channels; three U.S government customers individually exceeded 10% of total revenue in 2022. A reduction in our sales to U.S. government entities could have a material adverse effect on our business and operating results if not replaced. Sales to U.S. government customers accounted for 45.8% of our revenues for the nine months ended September 30, 2023 compared to 66.8% of our revenue in the same period in 2022. We had two commercial customers in the nine months ended September 30, 2023, and 2022, that each contributed individually to more than 10% of our total revenue.

Backlog. We believe that only a small portion of our order backlog is non-cancelable, and that the dollar amount associated with the non-cancelable portion is immaterial. Commercial orders are generally fulfilled within two days to two weeks following receipt of an order. Certain orders may be scheduled over several months, generally not exceeding one year.

Customer Support, Service and Warranty. We service, repair, and provide technical support for our solutions. Our field sales and technical support force works closely with resellers and end-user customers on-site and by telephone to assist with pre- and post- sales support services such as network security design, system installation and technical consulting. By working closely with our customers, our employees increase their understanding of end-user requirements and are then able to provide specific input in our solution development process.

We warrant all our solutions against defects in materials and workmanship for periods ranging from 90 days to 36 months. Before and after expiration of the solution warranty period, we offer both on-site and factory-based support, parts replacement, and repair services. Extended warranty services are separately invoiced on a time and materials basis or under an annual maintenance contract.

Recent Developments

Amendment to Promissory Notes Issued to Streeterville Capital, LLC

On January 11, 2023, the Company entered into an amendment (the “Amendment”) of certain promissory notes pursuant to the Securities Purchase Agreement dated March 10, 2022 (the Purchase Agreement”), between the Company and Streeterville Capital, LLC, a Utah limited liability company (the “Streeterville”). The Company had previously sold and issued to Streeterville certain promissory notes, dated March 10, 2022 (“Note #1”), and June 29, 2022 (“Note #2”) (collectively, the “Notes”) pursuant to the Purchase Agreement (the Notes and Purchase Agreement collectively referred to as the “Transaction Documents”). The principal purpose of the Amendment was to temporarily defer Streeterville from making redemptions under the Transaction Documents for the period beginning on January 11, 2023, and ending on March 31, 2023, in exchange for a fee equal to 3.75% of the outstanding balance of each of the Notes, and the Amendment made certain other amendments to the Transaction Documents. The fee was added to the outstanding principal balance of each Note as of January 11, 2023.

Issuance of Secured Promissory Note to Streeterville Capital, LLC

On February 23, 2023, the Company entered into a note purchase agreement with Streeterville Capital, LLC (“Streeterville”), pursuant to which, among other things, Streeterville purchased from the Company a secured promissory note (the “Secured Promissory Note”) in the aggregate principal amount of $1.4 million plus certain reimbursed expenses in exchange for $1.3 million to the Company. Under the Secured Promissory Note, the Company shall make principal payments to Streeterville in the amount $50,000 per week each week prior to its maturity on March 31, 2023. No interest accrues on the balance of the Secured Promissory Note prior to maturity. In connection with the issuance of the Secured Promissory Note, the Company and Streeterville also entered into a security agreement, which provides, according to its terms, a security interest in all employee retention credits or other funds, earned, owed or otherwise payable to the Company under the Cares Act

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Repayment of Secured Promissory Note of Streeterville Capital, LLC

On March 14, 2023, the Company repaid in full and in advance of the maturity date the Secured Promissory Note with Streeterville Capital, LLC, dated February 23, 2023. The aggregate principal amount of the note was $1.4 million. The Secured Promissory Note was subject to a security agreement which provided a security interest in all employee retention credits (“ERC”) or other funds, earned, owed or otherwise payable to Intrusion under the Cares Act. The Company received payment for the ERC owed to the Company on March 13, 2023.

Amendment to Executive Employment Agreement of Anthony Scott

On March 27, 2023, the Company and Anthony Scott, the President and Chief Executive Officer of the Company, entered into an Amendment to the Executive Employment Agreement, dated December 1, 2021, between the Company and Mr. Scott providing for a temporary reduction of Mr. Scott’s annualized base salary in the amount of $106,250 during the period beginning March 24, 2023, to September 22, 2023, and granted an award of options to purchase 131,715 shares of Common Stock. The options vest one-year from the date of the award and state an exercise price of $1.21 per share.

Deficiency Notices from Nasdaq

On October 26, 2023, the Company received a letter from the Listing Qualifications Staff of Nasdaq (the "Staff Determination") notifying the Company that, based upon the Company's non-compliance with the $35 million market value of listed securities requirement ("MVLS") for continued listing on The Nasdaq Capital Market, as set forth in Nasdaq Marketplace Rule 5550(b)(2), the Company's securities are subject to delisting from Nasdaq unless the Company requests a hearing before a Nasdaq Hearings Panel (the “Hearings Panel").

The Company requested a hearing before the Hearings Panel, which stayed any action with respect to the Staff Determination until the Hearings Panel renders a final decision subsequent to the hearing. At the hearing, the Company expects to present its plan for regaining and sustaining compliance with all applicable requirements for continued listing on The Nasdaq Capital Market. There can be no assurance that such Nasdaq Panel will grant the Company's request for continued listing.

The Staff Determination follows correspondence from Nasdaq dated April 28, 2023, which was disclosed by the Company on May 2, 2023, that, should the Company fail to regain compliance with the market value of listed securities requirement by October 25, 2023, Nasdaq would provide written notification of such and the opportunity to request a hearing before the Hearings Panel.

The notice had no immediate effect on the listing or trading of the Company’s Common Stock, which will continue to be listed and traded on the Nasdaq Capital Market, subject to the Company’s compliance with the other Nasdaq listing requirements. The Company also continues to monitor its MLVS, and may, if appropriate, evaluate available options to resolve the deficiency under the Market Value Standard and regain compliance with the Market Value Standard. The Company may also try to comply with the alternative Nasdaq listing criteria, such as the Nasdaq Listing Rule 5550(b)(1) (Equity Standard). However, there can be no assurance that the Company will be able to regain or maintain compliance with either Nasdaq listing criteria.

On September 26, 2023, the Company received a written notice from The Nasdaq Stock Market LLC (“NASDAQ”) notifying the Company that the closing bid price of the Company’s common shares (the “Common Stock”) over the 30 consecutive trading days from August 14, 2023, through September 25, 2023, had fallen below $1.00 per share, which is the minimum closing bid price required to maintain listing on the NASDAQ Capital Market under Listing Rule 5550(a)(2) (the “Minimum Bid Requirement”).

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In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has 180 calendar days to regain compliance with the Minimum Bid Requirement (the “Grace Period”), or until March 25, 2024, subject to a potential 180 calendar day extension, as described below. To regain compliance, the closing bid price of the Company’s Common Stock must be at least $1.00 per share for a minimum of 10 consecutive business days within the Grace Period.

If the Company does not achieve compliance with the Minimum Bid Requirement by March 25, 2024, the end of the Grace Period, the Company may be eligible for an additional 180 calendar day period to regain compliance. To qualify, the Company would be required, among other things, to meet the continued listing requirement for the market value of its publicly held shares and all other NASDAQ initial listing standards for the Nasdaq Capital Market, with the exception of the Minimum Bid Requirement, and would need to provide written notice to NASDAQ of its intention and plan to cure the deficiency during the second compliance period by effectuating a reverse stock split, if necessary. However, if it appears to NASDAQ staff that the Company will not be able to cure the deficiency, or if the Company does not meet the other listing standards, NASDAQ could provide notice that the Company’s Common Stock will be subject to delisting. In the event the Company receives notice that its Common Stock are being delisted, the Company would be entitled to appeal the determination to a NASDAQ Listing Qualifications Panel and request a hearing.

Approval of 2023 Employee Stock Purchase Plan

On April 12, 2023, the board of directors of the Company approved the 2023 Employee Stock Purchase Plan (2023 ESPP) to enable its employees to purchase shares of its Common Stock through voluntary payroll deductions. As of May 16, 2023, a majority of the stockholders of the Company approved the 2023 ESPP.

Approval of Amendment to 2021 Omnibus Stock Incentive Plan

On March 27, 2023, the board of directors of the Company approved an amendment (the “Amendment”) to the 2021 Omnibus Incentive Plan (the “Plan”), which made the following material changes to the Plan (as amended by the Amendment, the “Amended Plan”): (1) permits the Compensation Committee to recognize the existence of special circumstances with the approval of the Board of Directors; and, (2) under such special circumstances, issue awards not otherwise subject to the attainment of a performance criteria to vest during a period less than one (1) year. As of May 16, 2023, a majority of the stockholders of the Company approved the Amended Plan.

Employment Separations - Chief Operating Officer and Chief Strategy Officer

On May 19, 2023, the Company and its Chief Operating Officer, Christopher Duzich, mutually agreed to a separation of employment. Mr. Duzich’s separation of employment was not due to a dispute or disagreement with the Company or its management. Mr. Duzich’s employment as Chief Operating Officer ceased as of the close of business on May 19, 2023. The Company does not intend to fill the Chief Operating Officer role at this time, and Mr. Duzich’s responsibilities will be overseen by other members of the Company’s management team.

On May 19, 2023, the Company and its Chief Strategy Officer, Ross Mandel, mutually agreed to a separation of employment. Mr. Mandel’s separation of employment was not due to a dispute or disagreement with the Company or its management. Mr. Mandel’s employment as Chief Strategy Officer ceased as of the close of business on May 19, 2023. The Company does not intend to fill the Chief Strategy Officer role at this time, and Mr. Mandel’s responsibilities will be overseen by other members of the Company’s management team.

Forbearance and Standstill - Streeterville Notes

On August 2, 2023, the Company and Streeterville entered into a Forbearance and Standstill Agreement (the “Forbearance Agreement”) under which both parties agreed to extend the maturity date of each Note by 12 months. The maturity date of Note #1 is now September 10, 2024, and the maturity date of Note #2 is now December 29, 2024.

On August 7, 2023, the Company and Streeterville entered into an amendment to the Forbearance Agreement (“Forbearance Amendment”) under which Streeterville will not seek to redeem any portion of either Note for 180 days from the date on which the Company closes on the sale of common stock in a best-efforts public offering (“Qualified Public Offering”) registered under the Securities Act of 1933 for aggregate proceeds of not less than $5,000,000, so long as the Qualified Public Offering occurs on or before October 1, 2023 (the “Standstill”). A Qualified Public Offering did not occur by October 1, 2023 and the Standstill did not take effect.

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In consideration of the extension of the maturity dates and the Standstill, the Company entered into a Security Agreement (Exhibit A to the Forbearance Agreement which is an Exhibit to the registration statement of which this prospectus forms a part) with Streeterville, dated August 2, 2023 (the “Security Agreement”), under which Streeterville was granted a first-position security interest in the property described in Schedule A to the Security Agreement (the “Collateral”), subject to dispositions in the ordinary course of such Collateral. The Collateral would include, among other properties and interests, all customer accounts, goods and equipment, inventory, accounts receivable, trademarks, inventions, contract rights, royalties, license rights, cash, deposit accounts, and all other assets, goods and personal property of the Company. On October 11, and October 17, 2023, the Company agreed to exchange $400,000 in aggregate principal on the Streeterville Note 1 for 1,000,000 shares of the Company’s Common Stock. The issuance of the shares was made pursuant to the exemption from the registration requirements afforded by Section 3(a)(9) of the Securities Act of 1933, as amended.

Copies of the Forbearance Agreement and Forbearance Amendment are attached hereto as Exhibits 10.24 and 10.25, respectively, and incorporated herein by reference. The foregoing description of the terms of the Forbearance Agreement and Forbearance Amendment are qualified in their entirety by reference to the full text of the Forbearance Agreement, the Forbearance Amendment, and the Exhibits thereto.

Recent Sale of Common Stock and Warrants

On November 8, 2023, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which, among other things, we sold to the purchasers identified on the signature pages to the purchase Agreement (“Purchasers” or “Selling Securityholders”), in a private offering (the “Offering”), an aggregate of 4,359,374 shares of our Common Stock (the “Shares”), each of which was coupled with a warrant to purchase two shares of our Common Stock (the “Warrants”), at an aggregate offering price of $0.60 per share and warrant (the “Purchase Price”). Wellington Shields & Co. LLC (the “Placement Agent”) acted as placement agent in the Offering.

Each Warrant is exercisable at a price of $0.60 per share of Common Stock. The exercise price for the Warrants is subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. The Warrants are exercisable from the date of issuance through the five-year anniversary of such date. In the event that there is no effective registration statement registering the shares underlying the Warrants, then the Warrants may be exercised by means of a “cashless exercise” at the holder’s option, such that the holder may use the appreciated value of the warrants (the difference between the market price of the underlying shares of Common Stock and the exercise price of the underlying warrants) to exercise the warrants without the payment of any cash. We will not effect any exercise of the Warrants, and a Selling Securityholder shall not have the right to exercise any portion of the Warrant, to the extent that after giving effect to such issuance after exercise of the Warrant, the Selling Securityholder (together with their affiliates, and any other persons acting as a group together with the holder or any of their affiliates would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Warrants, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Warrant.

The Purchase Agreement contains customary representations, warranties and agreements of we and the Purchasers, indemnification obligations of we, other obligations of the parties and termination provisions. Pursuant to the Purchase Agreement and separate lock-up agreements, we agreed to certain restrictions on the issuance and sale of shares of our securities, and our directors and officers agreed to certain restrictions on the sale of our securities, in each case, for a period of 60 days following the date of the Purchase Agreement, subject to certain exceptions.

The Offering resulted in net proceeds to the Company of approximately $2,452,000, after deducting placement agent fees of $163,625. We also agreed to reimburse the Placement Agent for certain reasonable and documented out-of-pocket legal, due diligence, travel and other transaction fees incurred, in an aggregate amount not to exceed $75,000. As additional compensation for the Placement Agent’s service, we agreed to issue warrants to the Placement Agent or its designees (“Placement Agent Warrants”) to purchase 87,187 shares of Common Stock. The Placement Agent Warrants are exercisable at any time and from time to time, in whole or in part, during the four and one-half (4 ½) year period commencing 180 days from the Closing Date at $0.75 per share. We intend to use the net proceeds from the Offering for working capital, general corporate purposes and the potential partial repayment of outstanding indebtedness to Streeterville Capital, LLC.

Corporate Information

Intrusion, Inc. was organized in Texas in September 1983 and reincorporated in Delaware in October 1995. On October 9, 2020, our shares of Common Stock began trading on the Nasdaq Capital Market under the symbol “INTZ.” Our principal executive offices are located at 101 East Park Blvd, Suite 1200, Plano, Texas 75074, and our telephone number is (972) 234-6400. Our corporate website address is www.intrusion.com. The information contained on, or accessible through, our website is not incorporated in, and shall not be part of, this prospectus. TraceCop (“TraceCop™”) and Intrusion Savant (“Intrusion Savant™”) are registered trademarks of Intrusion.

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THE OFFERING

Issuer	Intrusion, Inc.

Securities offered by the Selling Securityholders	Up to an aggregate of 13,078,122 shares of our Common Stock (the “Resale Shares”), consisting of: (i) 4,359,374 shares of Common Stock held by the Selling Securityholders; and (ii) up to 8,718,748 shares of Common Stock issuable upon exercise of the Warrants, as well as the Warrants.

Common stock outstanding prior to this offering (1)	34,392,743 shares (as of November 8, 2023)

Common stock to be outstanding after this offering (1)	43,111,491 shares and giving effect to the issuance of the shares of Common Stock underlying the Warrants offered for resale by the Selling Securityholders pursuant to this prospectus.

Offering Price per Share	The Selling Securityholders may re-sell all or a portion of the Shares being offered pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices.

Description of the Warrants	Each of the Warrants will have an exercise period of 60 months from the date of issuance. The exercise price of the Warrants is $0.60 per share, subject to adjustments as set forth in the Warrant. The Warrants may be exercised by means of a “cashless exercise” at the holder’s option, such that the holder may use the appreciated value of the Warrants (the difference between the market price of the underlying shares of Common Stock and the exercise price of the underlying the Warrants) to exercise the Warrants without the payment of any cash. We will not effect any exercise of the Warrants, and a Selling Securityholder shall not have the right to exercise any portion of the Warrant, to the extent that after giving effect to such issuance after exercise of the Warrant, the Selling Securityholder (together with their affiliates, and any other persons acting as a group together with the holder or any of their affiliates would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Warrants, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Warrant. For more information regarding the Warrants and Pre-Funded Warrants, you should carefully read the section titled “Description of Securities - Description of Securities We are Offering” in this prospectus.

Use of proceeds	We will receive the proceeds from any exercise of the Warrants for cash. Each Warrant entitles the holder thereof to purchase two shares of our Common Stock at a price of $0.60 per share (the “Warrant Exercise Price”). If the price of our Common Stock remains below the Warrant Exercise Price, holders of the Warrants will be unlikely to cash exercise their Warrants, resulting in no cash proceeds to us. However, the Warrants may be exercised on a cashless basis, in which case we would not expect to receive any gross proceeds from the cash exercise of the Warrants. Also, we will not receive any of the proceeds from the disposition and/or resale of the shares of Common Stock by the Selling Securityholders or their transferees. While we retain broad discretion on the use of proceeds, we intend to use such proceeds for working capital and general corporate purposes. The amounts that we actually spend for any specific purpose may vary significantly, and will depend on a number of factors including, but not limited to, market conditions. See “ Use of Proceeds.”

Risk factors	An investment in our securities is highly speculative and involves a significant degree of risk. See “Risk Factors” and other information included in or incorporated by reference to this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

Dividend policy	We have never paid dividends on our Common Stock and do not anticipate paying any dividends for the foreseeable future.

Market symbol and trading	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “INTZ.”

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(1)	The number of shares of Common Stock to be outstanding after this offering is based on 34,392,743 shares of Common Stock outstanding as of November 8, 2023, but excludes the following as of such date:

•	1,212,593 shares of Common Stock issuable upon the exercise of outstanding warrants at weighted average exercise price of $5.22 per share;

•	1,014,261 shares of Common Stock issuable upon the exercise of outstanding stock options at weighted average exercise price of $3.12 per share;

•	1,638,496 shares of Common Stock in aggregate reserved for issuance under our 2015 Stock Incentive Plan and 2021 Omnibus Incentive Plan;

•	231,099 shares of Common Stock underlying restricted stock awards outstanding;

•	8,718,748 shares of Common Stock underlying the Warrants; and

•	87,187 shares of Common Stock underlying the warrants issued to the Placement Agent in connection with the November 8, 2023 sale of common stock.

Unless otherwise indicated, this prospectus reflects and assumes the following:

•	no exercise of the Warrants issued in this offering.

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RISK FACTORS

Our business is influenced by many factors that are difficult to predict and that involve uncertainties that may materially affect operating results, cash flows, and financial condition. Before making an investment decision, you should carefully consider these risks, including those set forth in the “Risk Factors” section of our most recent Annual Report on Form 10-K filed with the SEC, as revised or supplemented by our Quarterly Reports on Form 10-Q filed with the SEC since the filing of our most recent Annual Report on Form 10-K, all of which are incorporated by reference into this prospectus. You should also carefully consider any other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which statements involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these words or other similar terms or expressions. Forward-looking statements contained in this prospectus include, but are not limited to, such statements. Factors that may cause actual results to differ materially from current expectations, which we describe in more detail in our Annual Report on Form 10-K for the year ended December 31, 2022 and our subsequently filed Quarterly Reports on Form 10-Q, include, but are not limited to:

•	that to improve our financial performance, we must increase our revenue levels;

•	our ability to continue our business as a going concern;

•	our business, sales, and marketing strategies and plans;

•	our ability to successfully market, sell, and deliver our INTRUSION Shield commercial product and solutions to an expanding customer base;

•	our INTRUSION Shield solution failing to perform as expected or us being unable to meet our customers’ needs or to achieve market acceptance;

•	our ability to consummate future financings;

•	scarcity of products and materials in the supply chain;

•	our ability to attract new employees and to retain key management and technical personnel;

•	effects of the coronavirus on the U.S. and global economies;

•	customer concentration including many U.S. government entities;

•	technological changes in the network security industry;

•	intense competition from both start-up and established companies;

•	potential conflict of your interests with the interests of our larger stockholders;

•	technical or other errors with our products;

•	actual or threatened litigation and governmental investigations and the costs and efforts spent to defend against such litigation and investigations;

•	a breach of network security;

•	our ability to protect our intellectual property and the cost associated with defending claims of infringement; and

•	our intended use of the net proceeds from this offering.

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You should not rely on forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, and operating results.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that such information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.

The forward-looking statements made in this prospectus only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law.

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USE OF PROCEEDS

We are registering an aggregate of 13,078,122 shares of our Common Stock consisting of: (i) 4,359,374 shares of Common Stock held by the Selling Securityholders; and (ii) up to 8,718,748 shares of Common Stock issuable upon exercise of the Warrants. We will not receive any proceeds from the sale of the shares of Common Stock offered by this prospectus.

However, we will receive the proceeds from any exercise of the Warrants for cash. Each Warrant entitles the holder thereof to purchase two shares of our Common Stock at a price of $0.60 per share (the “Warrant Exercise Price”). If the price of our Common Stock remains below the Warrant Exercise Price, holders of the Warrants will be unlikely to cash exercise their Warrants, resulting in no cash proceeds to us. Assuming the exercise of all Warrants for cash, we will receive $5,231,249  in gross proceeds at the Warrant Exercise Price, which amount is used solely for purposes of estimating the gross proceeds we may receive upon exercise of those Warrants. However, the Warrants may be exercised on a cashless basis, in which case we would not expect to receive any gross proceeds from the cash exercise of the Warrants. While we retain broad discretion on the use of proceeds, we intend to use such proceeds for working capital and general corporate purposes. The amounts that we actually spend for any specific purpose may vary significantly, and will depend on a number of factors including, but not limited to, market conditions.

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SELLING SECURITYHOLDERS

We have prepared this prospectus to allow the Selling Securityholders listed in the table below, as Selling Securityholders, to offer for resale, from time to time, up to 13,078,122 shares of our Common Stock consisting of: (i) 4,359,374 shares of Common Stock held by the Selling Securityholders; (ii) up to 8,718,748 shares of Common Stock issuable upon exercise of the Warrants. We are also registering the resale of Warrants exercisable for 8,718,748 shares of Common Stock.

On November 8, 2023, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) pursuant to which, among other things, we sold to the Selling Securityholders, in a private offering (the “Offering”), an aggregate of 4,359,374 shares of Common Stock (the “Shares”), each of which was coupled with a warrant to purchase two shares of Common Stock (the “Warrants”), at an aggregate offering price of $0.60 per share and warrant (the “Purchase Price”). Wellington Shields & Co. LLC (the “Placement Agent”) acted as placement agent in the Offering. Each Warrant is exercisable at an exercise price of $0.60 per share of Common Stock. The exercise prices for the Warrants are subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. The Warrants are exercisable from the date of issuance through the five-year anniversary of such date. In the event that there is no effective registration statement registering the shares underlying the Warrants, then the Warrants may be exercised by means of a “cashless exercise” at the holder’s option, such that the holder may use the appreciated value of the Warrants (the difference between the market price of the underlying shares of Common Stock and the exercise price of the underlying Warrants) to exercise the Warrants without the payment of any cash. See “Prospectus Summary - Recent Developments - Recent Sale of Common Stock and Warrants.”

The Warrants and the shares of Common Stock issued pursuant to the Purchase Agreement were sold and issued without registration under the Securities Act of 1933, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act as a transaction not involving a public offering and Rule 506 promulgated under the Securities Act as sales to accredited investors.

The Selling Securityholders listed in the table below may from time to time offer and sell any or all shares of our common stock set forth below pursuant to this prospectus. When we refer to “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interests in shares of our common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the Selling Securityholders for whom we are registering the resale to the public of our Securities, and the number of such shares that each such Selling Securityholder may offer pursuant to this prospectus. Applicable percentages are based on 43,111,491 shares of common stock outstanding on November 8, 2023.

Under the terms of the Warrants held by the Selling Securityholders, the Selling Securityholders may not exercise any such warrants to the extent such exercise would cause such Selling Securityholders, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the table below do not reflect this limitation. The Selling Securityholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

We cannot advise as to whether the Selling Securityholders will in fact sell any or all of such shares. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth on the table below.

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				Shares beneficially owned after this Offering(2)
Selling securityholder(1)	Number of Shares beneficially owned before this offering	Percentage of Common Stock Owned Before this Offering	Number of Shares of Common Stock Offered in this Offering	Number of Shares	Percentage of total outstanding common stock
Anthony J. LeVecchio(3)	444,391	1.02%	249,999	194,392	*
Anthony E. Scott(4)	1,180,861	2.67%	999,999	180,862	*
James F. Gero(5)	1,663,035	3.71%	1,093,749	569,286	1.30%
Katrinka B. McCallum(6)	276,135	*	174,999	101,136	*
Kimberly Pinson(7)	191,838	*	99,999	91,839	*
Adam B. Greenberg and Courtney Greenberg(8)	1,796,324	4.00%	999,999	796,325	1.81%
Gerald Yanowitz(9)	187,878	*	125,001	62,877	*
Susan Schenker(10)	125,001	*	125,001	–	–
Michael Lazerow(11)	750,000	1.71%	750,000	–	–
John Lazerow(12)	843,240	1.92%	750,000	93,240	*
Maz Partners, LP(13)	1,607,229	3.59%	750,000	857,229	1.95%
Harold Zirkin(14)	1,773,100	3.95%	1,500,000	273,100	*
Bucktown Capital, LLC(15)	2,000,001	4.43%	2,000,001	–	–
Doodriauth Dhanray(16)	125,001	*	125,001	–	–
James Gerson(17)	999,999	2.27%	999,999	–	–
Henry J. Krause(18)	362,625	*	125,001	237,624	*
MKP Family Ltd. (19)	999,999	2.27%	999,999	–	–
Rosenberg Realty Retirement Plan(20)	125,001	*	125,001	–	–
Raymond T. Hyer(21)	4,248,619	8.97%	999,999	3,248,620	7.01%
Gregory K. Wilson(22)	182,506	*	84,375	98,131	*

*	Represents beneficial ownership of less than 1%.

(1)	If required, information about other Selling Securityholders, except for any future transferees, pledgees, donees or successors of the Selling Stockholder named in the table above, will be set forth in a prospectus supplement or amendment to the registration statement of which this prospectus is a part. Additionally, post-effective amendments to the registration statement will be filed to disclose any material changes to the plan of distribution from the description contained in the final prospectus.

(2)	Assumes all shares offered by the Selling Securityholders hereby are sold and that the Selling Securityholders buys or sells no additional shares of common stock prior to the completion of this offering.

(3)	Mr. LeVecchio is the Chairman and a Director of the Company and his address is c/o Intrusion Inc. 101 East Park Blvd., Suite 1200, Plano, Texas 75074. As of the date of this filing, Mr. LeVecchio holds (i) the Warrants, subject to a 4.99% blocker, exercisable into 166,666 shares of our common stock, (ii) 83,333 shares of Common Stock issued pursuant to the Purchase Agreement, (iii) 108,772 shares of Common Stock previously held, (iv) 53,435 shares of restricted common stock, (v) 10,000 vested stock options and 22,185 unvested stock options.

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(4)	Mr. Scott is the Chief Executive Officer and a Director of the Company and his address is c/o Intrusion Inc. 101 East Park Blvd., Suite 1200, Plano, Texas 75074. As of the date of this filing, Mr. Scott holds (i) the Warrants, subject to a 4.99% blocker, exercisable into 666,666 shares of our common stock, (ii) 333,333 shares of Common Stock issued pursuant to the Purchase Agreement, (iii) 40,446 shares of Common Stock previously held and (iv) 8,701 shares of restricted common stock.

(5)	Mr. Gero is a Director of the Company and his address is c/o Intrusion Inc. 101 East Park Blvd., Suite 1200, Plano, Texas 75074. As of the date of this filing, Mr. Gero holds (i) the Warrants, subject to a 4.99% blocker, exercisable into 729,166 shares of our common stock, (ii) 364,583 shares of Common Stock issued pursuant to the Purchase Agreement, (iii) 448,538 shares of Common Stock previously held, 53,435 shares of restricted common stock, (iv) 14,313 vested stock options and (v) 53,000 unvested stock options.

(6)	Ms. McCallum is a Director of the Company and her address is c/o Intrusion Inc. 101 East Park Blvd., Suite 1200, Plano, Texas 75074. As of the date of this filing, Ms. McCallum holds (i) the Warrants, subject to a 4.99% blocker, exercisable into 116,666 shares of our common stock, (ii) 58,333 shares of Common Stock issued pursuant to the Purchase Agreement, (iii) 31,814 shares of Common Stock previously held, (iv) 53,435 shares of restricted common stock and (v) 15,887 unvested stock options.

(7)	Ms. Pinson is the Chief Financial Officer of the Company and her address is c/o Intrusion Inc. 101 East Park Blvd., Suite 1200, Plano, Texas 75074. As of the date of this filing, Ms. Pinson holds (i) the Warrants, subject to a 4.99% blocker, exercisable into 66,666 shares of our common stock, (ii) 33,333 shares of Common Stock issued pursuant to the Purchase Agreement, and (iii) 91,839 unvested stock options.

(8)	The address of Mr. and Ms. Greenberg is c/o Intrusion Inc. 101 East Park Blvd., Suite 1200, Plano, Texas 75074. As of the date of this filing, Mr. and Ms. Greenberg hold (i) the Warrants, subject to a 4.99% blocker, exercisable into 666,666 shares of our common stock, (ii) 333,333 shares of Common Stock issued pursuant to the Purchase Agreement, and (iii) 796,325 shares of Common Stock previously held.

(9)	The address of Mr. Yanowitz is c/o Intrusion Inc. 101 East Park Blvd., Suite 1200, Plano, Texas 75074. As of the date of this filing, Mr. Yanowitz holds (i) the Warrants, subject to a 4.99% blocker, exercisable into 83,334 shares of our common stock, (ii) 41,667 shares of Common Stock issued pursuant to the Purchase Agreement, (iii) 54,719 shares of Common Stock previously held, and (iv) 8,158 shares issuable upon exercise of warrants previously held.

(10)	The address of Ms. Schenker is c/o Intrusion Inc. 101 East Park Blvd., Suite 1200, Plano, Texas 75074. As of the date of this filing, Ms. Schenker holds (i) the Warrants, subject to a 4.99% blocker, exercisable into 83,334 shares of our common stock and (ii) 41,667 shares of Common Stock issued pursuant to the Purchase Agreement.

(11)	The address of Mr. M. Lazerow is c/o Intrusion Inc. 101 East Park Blvd., Suite 1200, Plano, Texas 75074. As of the date of this filing, Mr. M. Lazerow (i) the Warrants, subject to a 4.99% blocker, exercisable into 500,000 shares of our common stock and (ii) 250,000 shares of Common Stock issued pursuant to the Purchase Agreement.

(12)	The address of Mr. J. Lazerow is c/o Intrusion Inc. 101 East Park Blvd., Suite 1200, Plano, Texas 75074. As of the date of this filing, Mr. J. Lazerow holds (i) the Warrants, subject to a 4.99% blocker, exercisable into 500,000 shares of our common stock, (ii) 250,000 shares of Common Stock issued pursuant to the Purchase Agreement, and (iii) 93,200 shares of Common Stock issuable upon exercise of warrants previously held.

(13)	The address of Maz Partners, LP is 8774 Lakes Blvd., West Palm Beach, FL 33412. MAZ Capital Advisers, LLC (“MAZ Capital”) and Walter Schenker share voting control and investment discretion over the securities held by Maz Partners, LP. As of the date of this filing, Maz Partners, LP holds (i) the Warrants, subject to a 4.99% blocker, exercisable into 500,000 shares of our common stock, (ii) 250,000 shares of Common Stock issued pursuant to the Purchase Agreement, (iii) 670,749 shares of Common Stock previously held, and (iv) 186,480 shares issuable upon exercise of warrants previously held.

(14)	The address of Mr. Zirkin is c/o Intrusion Inc. 101 East Park Blvd., Suite 1200, Plano, Texas 75074. As of the date of this filing, Mr. Zirkin holds (i) the Warrants, subject to a 4.99% blocker, exercisable into 1,000,000 shares of our common stock, (ii) 500,000 shares of Common Stock issued pursuant to the Purchase Agreement, (iii) 156,550 shares of Common Stock previously held, and (iv) 116,550 shares issuable upon exercise of warrants previously held.

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(15)	The address of Bucktown Capital, LLC is 303 East Wacker Dr., Suite 1040, Chicago, IL 60601. John F. Fife has voting control and investment discretion over the securities held by Bucktown Capital, LLC. As of the date of this filing, Bucktown Capital, LLC holds (i) the Warrants, subject to a 4.99% blocker, exercisable into 1,333,333 shares of our common stock and (ii) 666,666 shares of Common Stock issued pursuant to the Purchase Agreement.

(16)	The address of Mr. Dhanraj is c/o Intrusion Inc. 101 East Park Blvd., Suite 1200, Plano, Texas 75074. As of the date of this filing, Mr. Dhanraj holds (i) the Warrants, subject to a 4.99% blocker, exercisable into 83,334 shares of our common stock and (ii) 41,667 shares of Common Stock issued pursuant to the Purchase Agreement.

(17)	The address of Mr. Gerson is c/o Intrusion Inc. 101 East Park Blvd., Suite 1200, Plano, Texas 75074. As of the date of this filing, Mr. Gerson holds (i) the Warrants, subject to a 4.99% blocker, exercisable into 666,666 shares of our common stock and (ii) 333,333 shares of Common Stock issued pursuant to the Purchase Agreement.

(18)	The address of Mr. Krause is c/o Intrusion Inc. 101 East Park Blvd., Suite 1200, Plano, Texas 75074. As of the date of this filing, Mr. Krause holds (i) the Warrants, subject to a 4.99% blocker, exercisable into 83,334 shares of our common stock, (ii) 41,667 shares of Common Stock issued pursuant to the Purchase Agreement, and (iii) 237,624 shares of Common Stock previously held.

(19)	The address of MKP Family Ltd. is c/o Intrusion Inc. 101 East Park Blvd., Suite 1200, Plano, Texas 75074. Michael Paxton, General Partner of the Paxton Living Trust has voting control and investment discretion over the securities held by MKP Family Ltd. As of the date of this filing, MKP Family Ltd. holds (i) the Warrants, subject to a 4.99% blocker, exercisable into 666,666 shares of our common stock and (ii) 333,333 shares of Common Stock issued pursuant to the Purchase Agreement.

(20)	The address of Rosenberg Realty Retirement Plan (the “RRR Plan”) is c/o Intrusion Inc. 101 East Park Blvd., Suite 1200, Plano, Texas 75074. Harry Rosenberg has voting control and investment discretion over the securities held by The RRR Plan. As of the date of this filing, the RRR Plan holds (i) the Warrants, subject to a 4.99% blocker, exercisable into 83,334 shares of our common stock and (ii) 41,667 shares of Common Stock issued pursuant to the Purchase Agreement.

(21)	The address of Mr. Hyer is c/o Intrusion Inc. 101 East Park Blvd., Suite 1200, Plano, Texas 75074. As of the date of this filing, Mr. Hyer holds (i) the Warrants, subject to a 4.99% blocker, exercisable into 666,666 shares of our common stock, (ii) 333,333 shares of Common Stock issued pursuant to the Purchase Agreement, and (iii) 3,248,620 shares of Common Stock previously held. As a result of the 4.99% blocker, Mr. Hyer beneficially owns 3,581,953 shares of Common Stock. Without giving effect to the 4.99% blocker, in addition to the 3,581,953 shares of Common Stock held directly by Mr. Hyer, he would have the right to acquire an additional 666,666 shares of Common Stock issuable upon exercise of the Warrants.

(22)	Mr. Wilson is a Director of the Company and his address is c/o Intrusion Inc. 101 East Park Blvd., Suite 1200, Plano, Texas 75074. As of the date of this filing, Mr. Wilson holds (i) the Warrants, subject to a 4.99% blocker, exercisable into 56,250 shares of our common stock, (ii) 28,125 shares of Common Stock issued pursuant to the Purchase Agreement, (iii) 31,814 shares of Common Stock previously held, (iv) 53,435 shares of restricted common stock, and (v) 12,882 unvested stock options.

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PLAN OF DISTRIBUTION

We are registering the resale of shares of common stock held by the Selling Securityholders and issuable upon exercise of the Warrants by the Selling Securityholders to permit the resale of these shares of common stock by the Selling Securityholders from time to time after the date of this prospectus. We are also registering the resale of the Warrants to permit the resale of these securities by the Selling Securityholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Securityholders of the shares of common stock or the Warrants, although we will receive the exercise price of any Warrants not exercised by the Selling Securityholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Securityholders may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a Selling Securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the Selling Securityholders may transfer the shares of Common Stock by other means not described in this prospectus. If the Selling Securityholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Securityholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved. The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

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To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Securityholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Securityholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Securityholders will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Securityholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $42,658.20 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Securityholder will pay any underwriting discounts and selling commissions, if any. We will indemnify the Selling Securityholder against liabilities, including some liabilities under the Securities Act in accordance with the Purchase Agreement.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

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DESCRIPTION OF SECURITIES

The following summary description sets forth some of the general terms and provisions of our capital stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of our capital stock, you should refer to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our charter and our bylaws as currently in effect. Copies of our amended and restated certificate of incorporation, as amended (the “charter”), and our bylaws are included as exhibits to the registration statement of which this prospectus forms a part.

General

Our charter authorizes 80,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 per value per share (the “Common Stock”). As of November 8, 2023, there were 34,392,743 shares of our Common Stock outstanding and approximately 88 stockholders of record. No shares of our preferred stock are designated, issued or outstanding.

Common stock

Voting rights

Each holder of our Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock which may be issued in the future, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and preferences

Holders of our Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our Common Stock.

Fully paid and nonassessable

All of our outstanding shares of Common Stock are, and the shares of Common Stock to be issued in this offering will be, fully paid and nonassessable.

Listing

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “INTZ”.

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Issuance of Preferred Stock by our Board

While we currently have no shares of preferred stock issued and outstanding. Our amended and restated certificate of incorporation provides that up to 5,000,000 shares of preferred stock may be issued from time to time in one or more series, at the discretion of the Board of Directors without stockholder approval, with each such series to consist of such number of shares and to have such voting powers (whether full or limited, or no voting powers) and such designations, powers, preferences and relative, participating, optional, redemption, conversion, exchange or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors prior to the issuance thereof. This means that our Board has the discretion to issue shares of preferred stock that had provisions that could be superior in rights and preferences to shares of our Common Stock and which could be dilutive to holders of our Common Stock. Further, such rights and preferences could have the effect of preventing or hindering certain fundamental transactions, such as a merger or sale of all or substantially all of our assets or another change of control that would otherwise be beneficial to the holders of our Common Stock.

Description of Securities being Offered

Common Stock

The material terms and provisions of our Common Stock being offered are described under this section “Description of Securities - Common Stock” in this prospectus.

Anti-Takeover Effects of Certain Provisions of Our Bylaws

Charter and bylaws provisions

Our charter and our bylaws, include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

•	Board of Directors Vacancies: Our charter and bylaws authorize only our board of directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our board of directors may only be set by a resolution adopted by a majority vote of our entire board of directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our board of directors but promotes continuity of management.

•	Stockholder Action; Special Meetings of Stockholders: Our charter provides that our stockholders may not take action by written consent, but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. Further, our bylaws and charter will provide that special meetings of our stockholders may be called only by a majority of our board of directors, the Chairman of our board of directors or our Chief Executive Officer, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

•	Advance Notice Requirements for Stockholder Proposals and Director Nominations: Our bylaws provide advance notice procedures for stockholders seeking to bring matters before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

•	No Cumulative Voting: The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our charter does not provide for cumulative voting.

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Delaware law

We are subject to the provisions of Section 203 of the DGCL, regulating corporate takeovers. In general, DGCL Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date on which the person became an interested stockholder unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that DGCL Section 203 may also discourage attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders.

Limitations on liability, indemnification of officers and directors and insurance

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”), a Director of the Corporation shall not be personally liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (1) for any breach of the Director's duty of loyalty to the Corporation or its Stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the Director derived an improper personal benefit. If the DGCL or other applicable provision of Delaware law hereafter is amended to authorize further elimination or limitation of the liability of Directors, then the liability of a Director of this Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL or other applicable provision of Delaware law as amended. Any repeal or modification of this Section 2 by the Stockholders of this Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a Director of the Corporation existing at the time of such repeal or modification. Our restated certificate of incorporation, as amended (our “Certificate of Incorporation”) and corporate bylaws (our “Bylaws”) contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law.

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact of their prior or current service to the corporation as a director or officer, in accordance with the provisions of Section 145, which are sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

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Our Certificate of Incorporation provides that (a) any of our directors or officers made a party to an action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, or any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such action, suit or proceeding (each, a “Proceeding”), by reason of such person’s service as our director or officer or as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another enterprise per our request, shall be indemnified and held harmless by us to the fullest extent permitted by the Delaware General Corporation Law against all judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses (including attorneys’ fees) actually incurred by such person in connection with such Proceeding; (b) we must advance reasonable expenses incurred in defending any such Proceeding, subject to limited exceptions; and (c) the indemnification rights conferred by it are not exclusive of any rights permitted by law.

Our Bylaws provide that (a) we must indemnify our directors and officers to the maximum extent and in the manner permitted by the Delaware General Corporation Law against judgments, penalties (including excise taxes), fines, amounts paid in settlement and reasonable expenses (including court and attorneys’ fees) actually incurred in such settlement and reasonable expenses (including court and attorneys’ fees) actually incurred by such person with a Proceeding by reason of such person’s service as our director or officer or as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another enterprise per our request, subject to certain limited exceptions, (b) we shall advance expenses incurred by any director or officer who was or is a witness or was or is named as a defendant or respondent in a Proceeding, in reasonable intervals prior to the final disposition of such Proceeding, subject to certain limited exceptions, and (c) the indemnification rights conferred in our Bylaws are not exclusive.

Our Bylaws also empower our board of directors to authorize us to indemnify our employees or agents, and to advance reasonable expenses of such persons to the same extent and subject to the same conditions as the indemnification provided to our directors and officers.

We have entered into indemnification agreements with each of our directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our Certificate of Incorporation and Bylaws and to provide additional procedural protections. These agreements, among other things, provide that we will indemnify our directors and executive officers for judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including attorneys’ fees and court costs) actually and reasonably incurred by a director or executive officer in connection with any threatened, pending or completed action, suit or proceeding, any appeal in such action, suit or proceeding, and any inquiry or investigation that could lead to such action, suit or proceeding to which such person was, is or is threatened to be made a party, a witness or other participant by reason of such person’s services as our director or executive officer, or as a director or executive officer of any other company or enterprise to which the person provides services at our request.

In addition, the indemnification agreements provide that, upon the request of a director or executive officer, we shall advance expenses to the director or officer. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have also obtained an insurance policy covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act.

Warrants

Each Warrant is exercisable at a price of $0.60 per share of Common Stock. The exercise price for the Warrants is subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. The Warrants are exercisable from the date of issuance through the five-year anniversary of such date. In the event that there is no effective registration statement registering the shares underlying the Warrants, then the Warrants may be exercised by means of a “cashless exercise” at the holder’s option, such that the holder may use the appreciated value of the warrants (the difference between the market price of the underlying shares of Common Stock and the exercise price of the underlying warrants) to exercise the warrants without the payment of any cash. We will not effect any exercise of the Warrants, and a Selling Securityholder shall not have the right to exercise any portion of the Warrant, to the extent that after giving effect to such issuance after exercise of the Warrant, the Selling Securityholder (together with their affiliates, and any other persons acting as a group together with the holder or any of their affiliates would beneficially own in excess of 4.99% (or, upon election by a holder prior to the issuance of any Warrants, 9.99%) of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of the Warrant.

Our Transfer Agent

The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A. The transfer agent and registrar’s address is 250 Royall Street, Canton, MA 02021. The transfer agent’s telephone (877) 373-6374.

We have agreed to indemnify Computershare Trust Company, N.A in its roles as transfer agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

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LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Anthony L.G., PLLC, West Palm Beach, Florida.

EXPERTS

The consolidated financial statements as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022 are incorporated by reference in this prospectus to our Annual Report on Form 10-K for the year ended December 31, 2022 and have been so incorporated in reliance upon such report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to such financial statements) of Whitley Penn LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement of which this prospectus is a part for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus. Information contained in this prospectus supersedes information incorporated by reference that we have filed with the SEC prior to the date of this prospectus.

We incorporate by reference the following documents listed below (excluding any document or portion thereof to the extent such disclosure is furnished and not filed):

●	Our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 31, 2023 including the information that will be incorporated by reference therein upon the filing of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 14, 2023;

●	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2023, June 30, 2023 and September 30, 2023 filed with the SEC on May 15, 2023, August 14, 2023 and November 14, 2023, respectively;

●	Our Current Reports on Form 8-K filed with the SEC on January 17, 2023, March 1, 2023, March 6, 2023, March 16, 2023, March 31, 2023, April 11, 2023, May 2, 2023, May 22, 2023, May 22, 2023, May 25, 2023, August 7, 2023, August 14, 2023, October 2, 2023, October 10, 2023, October 17, 2023, October 27, 2023, November 9, 2023 and November 14, 2023;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 14, 2023 (other than the portions thereof which are furnished and not filed); and

●	The description of our common stock set forth in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed by us on March 31, 2023, including any amendment or report filed for the purpose of updating such description.

This prospectus forms part of a registration statement on Form S-1 that we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement or the documents incorporated by reference herein and therein. For further information with respect to us and the securities that we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement and the documents incorporated by reference herein and therein. You should rely only on the information incorporated by reference or provided in this prospectus and registration statement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus and the documents incorporated by reference herein and therein is accurate as of any date other than the respective dates thereof.

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All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

Upon written or oral request, we will provide you without charge a copy of any or all of the documents that are incorporated by reference into this prospectus including but limited to financial statement information and exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Intrusion Inc., Attention: Investor Relations, 101 East Park Blvd, Suite 1200, Plano, Texas 75074 or call (972) 234 6400. You may access this information at ir.intrusion.com. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

The SEC maintains an internet website that contains reports, proxy and information statements and other information regarding the issuers that file electronically with the SEC, including the Company, and can be accessed free of charge on the SEC’s website, http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, are required to file periodic reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. We also maintain a website at ir.intrusion.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

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4,359,374 Shares of Common Stock, Warrants to Purchase 8,718,748 Shares of Common Stock and

Up to 8,718,748 Shares of Common Stock Underlying the Warrants

INTRUSION INC.

PROSPECTUS

December 21, 2023